Exhibit 99.1

Itron Appoints Santiago Perez to Board of Directors

Former Schneider Electric Executive Brings Nearly 35 Years of High-Tech Expertise

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--June 3, 2021--Itron, Inc. (NASDAQ: ITRI), which is innovating the way utilities and cities manage energy and water, announced today the appointment of Santiago Perez, a senior advisor at Arsenal Capital Partners and former executive at Schneider Electric, to its board of directors, effective June 1.

Perez brings nearly 35 years of sales, product management and service operations experience in high-tech industries, including the energy, building automation and industrial automation sectors. Prior to his engagement with Arsenal, Perez served as chief commercial digital officer and senior vice president of U.S. services and solutions at Schneider Electric from 2017 to 2020. He also held several leadership roles at Johnson Controls between 1999 and 2016. These included vice president and general manager for Europe, Middle East, Africa and Latin America, where he led the company’s sales, distribution, contracting and service operations, as well as vice president of global business lines and operations, leading the company’s global supply chain, product management, development and engineering.

“Santiago is an ideal candidate for Itron’s board of directors. His diverse background and expertise in technology sectors will be an asset to the board as we drive company performance and create value for shareholders,” said Lynda Ziegler, chair of Itron’s board of directors.

“As Itron continues our journey as a leader in the industrial IoT (IIoT), we will greatly benefit from Santiago’s depth of leadership expertise in sales, product management and service operations for high-tech sectors. We welcome him to our board,” said Tom Deitrich, Itron’s president and chief executive officer.

“It is an honor to join Itron’s board of directors. I look forward to helping further the company’s mission and pursuit to create a more resourceful world while ensuring shareholder value,” said Perez.

About Itron
Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure solutions to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Contacts

Itron, Inc.
Alison Mallahan
Senior Manager, Corporate Communications
509-891-3802
PR@Itron.com

Kenneth P. Gianella
Vice President, Investor Relations
669-770-4643